CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of the 31st day of March, 2014, by and between Unum Group, a Delaware corporation having its principal executive offices in Chattanooga, Tennessee (the “Company”), and Kevin P. McCarthy (the “Consultant”).
WITNESSETH:
WHEREAS, the Consultant has informed the Company that he is retiring effective as of March 31, 2014 (the “Retirement Date”); and
WHEREAS, the Consultant has acquired valuable knowledge and expertise regarding the business of the Company (the “Business”); and
WHEREAS, the Company desires to retain the Consultant to provide certain consulting services to the Company and the Consultant is willing to provide such services to the Company, in each case, upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:
1.Consulting Period. The Consultant shall render consulting services to the Company, on the terms and conditions set forth in this Agreement, for the period beginning on April 1, 2014 and ending on December 31, 2014, inclusive, unless this Agreement shall be earlier terminated in accordance with Section 10 hereof (the “Consulting Period”).
2.Consulting Services. During the Consulting Period, the Consultant shall provide general consulting services to the Company in respect of the Business and shall make himself reasonably available to the Company to consult on specific projects relating to the Business, in each case, as reasonably requested from time to time by the Company. Such consulting services shall be performed at such place or places as shall be mutually agreed upon by the Consultant and the Company. It is the expectation of the parties that in no event shall the Consultant be required to provide more than 32 hours per month of consulting services on average during the Consulting Period. Notwithstanding any other provision of this Agreement to the contrary, during the Consulting Period, the amount of time the Consultant will spend on providing the consulting services required under this Agreement shall be limited so that the Consultant’s termination of employment on the Retirement Date will constitute the Consultant’s “separation from service” with the Company as such term is defined under Section 1.409A-1(h) of the regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Code”).
3.Consideration and Invoicing. In consideration of the consulting services to be provided by the Consultant pursuant to Section 2 and in consideration for the covenants of the Consultant set forth herein, during the Consulting Period, the Company agrees to pay to the Consultant, and the Consultant agrees to accept as full compensation, a fee in the amount of $300 per hour of consulting services provided hereunder (the “Consulting Fee”), payable within 30 days following receipt of a monthly written invoice from the Consultant. Each invoice shall specify, in reasonable detail, all services provided during the period to which the invoice relates (itemizing each type of service), the dates on which the services were provided, the number of hours spent in providing each service and the total amount due under the invoice. To be eligible for reimbursement of expenses pursuant to Section 4, the Consultant must include, in or with an invoice, a description of such expenses and receipts evidencing the incurrence of such expenses. If the Consultant fails to invoice the Company for any specific charge or expense within a period of 90 days after the date of such charge or expense, then the Company shall not be obligated to pay or reimburse the Consultant for such charge or expense.
4.Expenses. The Company shall reimburse the Consultant for any reasonable business expenses incurred by the Consultant in connection with the performance of the consulting services described in Section 2. In determining whether any expense is reimbursable under this Agreement, the Company’s reimbursement policies, as in effect from time to time, shall apply.
5.Sole Consideration. Except as specifically provided herein, the Consultant shall be entitled to no compensation or benefits with respect to the consulting services from the Company, and under no circumstances shall the Consultant be credited with any service for purposes of eligibility, vesting or benefit accrual under any employee benefit plan of the Company.
6.Interests of the Company and Confidential Information. The Consultant covenants to act in the best interests of the Company through the Consulting Period. The Consultant acknowledges that, as an advisor to the Company, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and the Business. Accordingly, the Consultant further covenants and agrees that, except as required by law or legal process, he shall not, directly or indirectly, at any time during the Consulting Period or thereafter, without the prior written consent of the Company, use for his own benefit or the benefit of any other person, other than the Company, or disclose to any person, other than a director or employee of the Company to whom disclosure is necessary for the performance by the Consultant of his duties as an advisor hereunder, any information that is treated as confidential, proprietary, secret or privileged by the Company, including, without limitation, information pertaining to business operations, plans or strategy, customers, vendors, pricing, transactions or potential transactions, contracts, products, services, policies, techniques and methods (the “Confidential Information”). The Consultant acknowledges and agrees that all Confidential Information is critical to the successful conduct of the Business and that the Confidential Information is and shall remain the exclusive property of the Company. For purposes of the foregoing, the term Confidential Information shall not include information that becomes generally available to the public, other than as a result of disclosure by the Consultant. The provisions of this Section 6 shall survive and continue in full force and effect in accordance with its terms, without limitation as to geographic application, notwithstanding any termination of the Consulting Period or this Agreement.
7.Restrictive Covenants.
(a)The Consultant shall not, at any time during the Consulting Period, without the prior written consent of the Company, directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any Competing Business, whether for compensation or otherwise. Notwithstanding the preceding sentence, the Consultant shall not be prohibited from owning less than 1% of any publicly traded corporation, whether or not such corporation is deemed to be a Competing Business. For the purposes of this Agreement, a “Competing Business” shall be any business which is a significant competitor of the Company or any of its affiliates, unless the Consultant’s primary duties and responsibilities with respect to such business are not related to the management, operation or provision of disability insurance or complementary insurance products and services (including group, individual and voluntary benefits, life insurance and related products and services) in any country where the Company or any of its affiliates is conducting business.
(b)During the Consulting Period, the Consultant shall not, directly or indirectly, either for Consultant’s own benefit or purpose or for the benefit or purpose of any other person, solicit, assist, or induce any Covered Employees to terminate their relationships with the Company, or employ, or offer to employ, call on, or actively interfere with the Company’s relationship with any Covered Employee, provided that this Section 7(b) shall not prohibit general solicitations in the form of classified advertisements or the like in newspapers, on the internet, or in other media. For purposes of this Agreement, “Covered Employee” means a representative, officer or broker of the Company or an affiliate of the Company at any time during the Consulting Period.
(c)The Consultant acknowledges and agrees that any breach or threatened breach of the provisions of Section 6 or Sections 7(a) or 7(b) will result in substantial, continuing and irreparable injury to the Company. Therefore, in addition to any other remedy that may be available to the Company, the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of such provisions, and to specific performance of each of the terms thereof in addition to any other legal or equitable remedies that the

Company may have. The Consultant further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of such provisions, raise the defense that the Company has an adequate remedy at law.
(d)The terms and provisions of this Section 7 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on the Consultant’s future employment imposed by this Section 7 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 7 unreasonable in duration or geographic scope or otherwise, the Consultant and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.
(e)The parties acknowledge that this Agreement would not have been entered into and the benefits described in Sections 3 and 4 would not have been promised in the absence of the Consultant’s promises under this Section 7.
8.Limitations on Authority. Without the express written consent of the Company, the Consultant shall have no power or authority to contract in the name of or bind the Company, to speak on behalf of the Company or to engage in any negotiations or discussions on its behalf.
9.Status as an Independent Contractor. The Company and the Consultant acknowledge and agree that the Company shall not exercise general supervision or control over the time, place or manner in which the Consultant provides consulting services hereunder, and that in performing consulting services pursuant to this Agreement the Consultant shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner or joint venturer of or with the Company or any entity for which the Company provides services.
10.Termination of Agreement.
(a)    Time of Termination. This Agreement shall terminate upon the first to occur of:
(1)11:59 p.m. on December 31, 2014.
(2)The date specified by the Consultant in a notice of termination delivered to the Company.
(3)The date specified by the Company in a notice of termination, with or without Cause, delivered to the Consultant. For purposes of this Agreement, “Cause” shall mean: (i) the continued failure of the Consultant to be available to perform substantially the Consultant’s duties hereunder; (ii) the willful engaging by the Consultant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or any of its affiliates; (iii) the Consultant’s conviction of a felony or a guilty or nolo contendere plea by the Consultant with respect thereto; or (iv) the breach by the Consultant of any provision of this Agreement.
(4)The death or disability of the Consultant such that the Consultant could not reasonably be expected to perform his duties for a period exceeding 90 consecutive days.
(b)    Payments Upon Termination. Subject to the provisions of Section 3, upon termination of this Agreement the Company shall have no further obligation hereunder other than the payment of (i) any unpaid Consulting Fee relating to consulting services provided prior to the date of such termination, and (ii) any unreimbursed expenses that were incurred by the Consultant prior to the date of such termination and for which reimbursement is due under Section 4.

11.Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Consultant:
At the last address delivered to the Company by the Consultant as provided herein;
If to the Company:
Unum Group
1 Fountain Square
Chattanooga, Tennessee 37402
Attention: General Counsel;
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
12.Miscellaneous. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior understandings, agreements or representations by the parties, written or oral, which may have related in any manner to the subject matter hereof. This Agreement will be binding upon, inure to the benefit of and be enforceable by, as applicable, the Company and the Consultant and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees and legatees. This Agreement is personal in nature and the Consultant shall not, without the written consent of the Company, assign, transfer or delegate this Agreement or any rights or obligations hereunder. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to such state’s laws and principles regarding the conflict of laws. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and such writing is signed by the Consultant and the Company. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.
13.Taxes. The Consultant acknowledges that he is solely responsible for the payment of all Federal, state, local and foreign taxes that are imposed by applicable laws and regulations with respect to any Consulting Fee payable or benefits provided to the Consultant hereunder in his capacity as a consultant. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code, including, where applicable, the requirements that (a) any reimbursement is for expenses incurred during Consultant’s lifetime (or during a shorter period of time specified in this Agreement), (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (c) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (d) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.
UNUM GROUP
By:     /s/ Diane M. Garofalo
Name:    Diane M. Garofalo

Title:	Senior Vice President, Corporate Human Resources

CONSULTANT
By:     /s/ Kevin P. McCarthy
Name:    Kevin P. McCarthy